                                                                    EXHIBIT 99.1

                 MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
                              *** PRESS RELEASE ***

                   MERCHANTS & MANUFACTURERS BANCORPORATION TO
                        ACQUIRE FORTRESS BANCSHARES, INC.

         June 3, 2002. New Berlin, WI. Merchants & Manufacturers Bancorporation, Inc. ("Merchants") today announced it has signed a Definitive Agreement to acquire Fortress Bancshares, Inc. ("Fortress") of Westby, WI. Fortress, with consolidated assets of $206 million, is a multi-bank holding company that owns three separately chartered community banks located in Wisconsin, Minnesota and Iowa. All seven of Fortress's branch locations are located within a fifty-mile radius of La Crosse, Wisconsin.

         The purchase price is $30.00 per share and will be payable in a combination of approximately 55% Merchants common stock and 45% cash. The transaction is expected to close in the 4th quarter of 2002 and is expected to be immediately accretive to Merchants earnings per share.

         "We are pleased to welcome the Fortress banks into our organization," said Michael J. Murry, Chairman of Merchants & Manufacturers Bancorporation. "All three Fortress community banks have strong management teams with tremendous relationships in the communities they serve. Furthermore, the Fortress banks are well positioned to help our organization capitalize on the growth occurring along the Mississippi River in Wisconsin, Iowa and Minnesota."

         "We are very excited to join Merchants and expect the transaction to benefit our shareholders, employees and customers," said Donald A. Zellmer, President, CEO and Chairman of Fortress Bancshares. "This combination will allow each of our banks to retain their identity while utilizing the capital and operational resources of a larger holding company. The capacity gained by joining Merchants will allow each of our Fortress banks to expand and continue to focus on building strong relationships with customers in the communities we serve."

         Merchants is a multi-bank holding company headquartered in New Berlin, Wisconsin, a suburb of Milwaukee. Merchants is engaged in the community banking business through the four member banks of our Community BancGroup: Lincoln State Bank; Grafton State Bank; Franklin State Bank; and Community Bank of Oconto County. The bank subsidiaries operate 24 offices in Wisconsin located in Milwaukee, Oconto, Ozaukee and Waukesha Counties. Merchants also offers residential mortgage services through its CBG Mortgage, Inc and a full range of investment and insurance products through Link Community Financial Services, LLC.




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
MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                            PAGE 2

Press Release -- 6/3/2002


         Merchants also operates three additional non-bank operating subsidiaries: Lincoln Neighborhood Redevelopment Corporation, organized for the purpose of redeveloping and rehabilitating certain areas located primarily on the near south side of Milwaukee, CBG Services, Inc., which provides operational services to our banks and Merchants Merger Corp which was formed to facilitate acquisitions. Merchants shares trade on the "bulletin -board" section of the NASDAQ Stock Exchange under the symbol "MMBI."

         Fortress Bancshares, Inc. is a multi-bank holding company with three community banks. All three banks share the Fortress name but maintain separate bank charters in the states of Wisconsin, Minnesota and Iowa. Fortress Bank of Westby has $100 million in assets and is headquartered in Westby, WI, with additional branch locations in West Salem, Chaseburg and Coon Valley. Fortress Bank N.A has $49 million in assets and is headquartered in Houston, MN with an additional branch location in Winona. Fortress Bank of Cresco has $57 million in assets and is headquartered in Cresco, IA.

         Certain statements contained in this press release constitute or may constitute forward-looking statements about Merchants, Fortress and the combined company, which we believe are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

         Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. Factors which could cause actual results to differ materially from those expressed, suggested, or implied by the forward looking statements include, but are not limited to (1) the impact of changes in interest rates and a decline in economic conditions; (2) increased competition among financial services providers; (3) inability to continue internal growth at historical rates; and (4) unexpected difficulties in integrating newly acquired businesses and realizing operating efficiencies. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur. In addition, our past results of operations do not necessarily indicate our future results.


For more information contact:
Michael J. Murry
Chairman, Merchants & Manufacturers Bancorporation, Inc.
(414) 425-5334




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MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                            PAGE 3

Press Release - 6/03/02



                                                                          TRANSACTION DATA
                                                                          ----------------
Purchase Price                             $30.00 per share
Equity Value (inc. options)                $21.2 million
Consideration                              55% MMBI stock and 45% cash
Expected Closing                           4th Quarter of 2002

PRICING MULTIPLES (Financial Data as of March 31, 2002):

Price/LTM Earnings                                 12.7x
Price/Book Value                                  151.6%
Price/Tangible Book Value                         207.0%
Premium over Tang. BV/Deposits                      7.0%
Price/Assets                                       10.2%

STAND ALONE FINANCIAL DATA ($'s in thousands, except per share amounts):

                                                       As of March 31, 2002
                                               ---------------------------------------
                                               Merchants                     Fortress
                                               ---------                    ----------
Assets                                         $  613,812                   $  206,802
Loans                                          $  488,336                   $  142,165
Deposits                                       $  473,289                   $  157,208
Common Equity                                  $   52,642                   $   13,962
Goodwill and Intangibles                       $      379                   $    3,734
LTM Earnings                                   $    5,810                   $    1,672


Ending Shares Outstanding                       2,487,113                      697,140
Options Outstanding                                                             19,500
Average Exercise Price Per Share                                            $    16.88


OTHER INFORMATION:
Member Banks                                            4                            3
Total Branches                                         24                            7
Employees (FTE)                                       238                           80





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